Filed Pursuant to Rule 433
Registration No. 333-282606 and 333-282606-05

Free Writing Prospectus dated July 14, 2026

Nissan Auto Lease Trust 2026-B

Issuing Entity

Nissan Auto Leasing LLC II	Nissan Motor Acceptance Company LLC
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated July 14, 2026 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings Inc.	Moody’s Investors Service, Inc.
Class A-1 Notes	F1+sf	P-1 (sf)
Class A-2a Notes	AAAsf	Aaa (sf)
Class A-2b Notes	AAAsf	Aaa (sf)
Class A-3 Notes	AAAsf	Aaa (sf)
Class A-4 Notes	AAAsf	Aaa (sf)
Class B Notes	AAsf	Aaa (sf)
Class C Notes	Asf	Aa2 (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive the ratings listed above.

Underwriters

Citigroup	BNP PARIBAS	BofA Securities	MUFG

Lloyds Securities	Mizuho		US Bancorp

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-282606) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146 or by emailing prospectus@citi.com.